Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MacDermid, Incorporated:

We consent to incorporation by reference in the Registration Statement No. 333-89185 dated October 15, 1999 on Form S-8 of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan of our report dated April 11, 2005, relating to the statement of net assets available for benefits of the MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2005 annual report on Form 11-K of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan.

KPMG LLP

Hartford, Connecticut
July 11, 2006